Exhibit 10.2

EXECUTION VERSION

Transition Services Agreement

This Transition Services Agreement (this “Agreement”) dated as of December 14, 2017 (the “Effective Date”), is by and between GenOn Energy, Inc. (“Company”) and NRG Energy, Inc. (“Provider”).

WHEREAS, Provider and Company are parties to the Services Agreement dated December 20, 2012 (the “Existing Services Agreement”), which provides for the provision by Provider of services (as such services are provided as of the date immediately prior to the filing of the Chapter 11 Cases in the Bankruptcy Court, the “Existing Services”) to Company through the Effective Date;

WHEREAS, Provider and Company are parties to the Restructuring Support Agreement dated June 12, 2017 (the “Restructuring Support Agreement”), which provides that Company and Provider will cooperate to transition the Existing Services to Company and its Affiliates and to establish Company and its subsidiaries as a stand-alone enterprise unaffiliated with Provider (the “Separation”);

WHEREAS, Provider and Company wish to ensure that the Services are provided to Company under this Agreement with the same quality and care that Provider has provided the Existing Services to Company under the Existing Services Agreement;

WHEREAS, Company has, pursuant to the Restructuring Support Agreement, negotiated and agreed to certain restructuring and recapitalization transactions with respect to its capital structure (the “Restructuring”);

WHEREAS, in the event the Company terminates all of the Shared Services (other than the General IT Services) prior to September 30, 2018, the Parties (as defined below) have agreed that GenOn shall be entitled to a credit equal to the sum of $1,000,000 per month for every month (including a pro-rated credit for any partial month) the Shared Services are terminated prior to September 30, 2018, as further set forth in the Settlement Agreement by and among the Parties and the other parties thereto; and

WHEREAS, pursuant to the Restructuring Support Agreement, and in connection with the consummation of the Restructuring and the Separation, the Parties desire to enter into this Agreement for (i) the termination of the Existing Services Agreement, (ii) the provision of the Services (as defined below), and (iii) the transfer of certain licenses and permits.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto (together, the “Parties” and each a “Party”) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Additional Services” has the meaning set forth in Section 2.1(b).

“Affiliates” means, with respect to any Person, (a) each Person that such Person Controls, (b) each Person that Controls such Person, and (c) each Person that is under common Control with such Person; provided, that Company and Provider shall not be deemed Affiliates for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Assets” has the meaning set forth in Section 4.15.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court having jurisdiction over the Chapter 11 Cases.

“Business Day” means any day other than a Saturday, Sunday or a statutory holiday on which federal banks in the State of New York are closed.

“Chapter 11 Cases” means the procedurally consolidated and jointly administered Chapter 11 cases pending in the Bankruptcy Court in respect of the Company and certain of its direct and indirect subsidiaries, styled as In re GenOn Energy, Inc. et al. Case No. 17-33695.

“Company” has the meaning set forth in the preamble.

“Company Group Party” has the meaning set forth in Section 2.4(a).

“Company Representative” has the meaning set forth in Section 2.1(f).

“Company Systems” has the meaning set forth in Section 4.4(a).

“Confidential Information” has the meaning set forth in Section 4.5(b).

“Control” means the possession, directly or indirectly, through one or more intermediaries, of either of the following:

(a)(i) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than 50% of the beneficial interest therein; and (iv) in the case of any other entity, more than 50% of the economic or beneficial interest therein; or

(b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity.

“Data” means all data, reports and other materials or intellectual property that are or were received, processed or stored for Company by Provider or created by Provider in or pursuant to its performance of the Services under this Agreement or the Existing Services under the Existing Services Agreement, but excluding data, intellectual property or materials that are created by Provider that do not relate to the Company.

“Disclosing Party” has the meaning set forth in Section 4.5(b).

“Effective Date” means the date which is the later of (i) the date on which both Parties have signed the Agreement; and (ii) the confirmation of the Plan.

“Emergence” means the date on which the effective date of the Plan occurs in accordance with its terms.

“Emergence Period” means the period from the Emergence through the date that is the second monthly anniversary following the Emergence.

“Emergency” means a sudden or unexpected event that (a) causes, or risks causing, damage to the Company power generation facilities or other property or injury to any Person and (b) is of such a nature that Provider must, in its reasonable discretion in accordance with Prudent Industry Practices, take immediate action.

“Employee Benefits Transition Costs” means the reasonable costs to NRG of the Employee Benefits Transition Coverage.

“Employee Benefits Transition Coverage” means, if requested by the Company, (i) if Emergence occurs prior to March 1, 2018, coverage under Provider’s health and welfare plans for employees of the Company for the period from Emergence until March 1, 2018, and (ii) prescription drug coverage under Provider’s prescription drug plans for employees of the Company for up to the earlier of (x) 90 days after Emergence and (y) December 31, 2018.

“End Date” has the meaning set forth in Section 2.1(b).

“Existing Services” has the meaning set forth in the recitals.

“Existing Services Agreement” has the meaning set forth in the recitals.

“Extended IT Services” means plant network transition, plant telecom (voice and data), and data transition services.

“Financing Support Services” has the meaning set forth in Section 2.1(a).

“Force Majeure” means any cause beyond the reasonable control of a Party, including the following causes (unless they are within such Party’s reasonable control): (a) floods, earthquakes, landslides, storms, snowstorms and ice storms (including freezing of facilities or equipment), tornadoes, hurricanes, dust storms, lightning, fire, explosions, perils of sea, epidemics, pestilences and other acts of God, in each case solely to the extent such events are major disasters; (b) strikes, lockouts or other labor disputes; (c) labor or material shortages; (d) failure or breakdown of facilities or equipment from any other cause not specifically listed herein, provided that such failure or breakdown is not caused by the failure of the Party claiming Force Majeure to operate and maintain those facilities or equipment in accordance with this Agreement; (e) wars (regardless of whether declared), embargoes, blockades and others acts of the public enemy; (f) revolutions, civil wars, civil disturbances, civil disobedience, insurrections, riots, assassinations and ethnic and religious strife; (g) sabotage, terrorism and threats thereof; (h) political developments, elections and changes of government; and (i) acts of Governmental Authorities, including the following: adoption, issuance, amendment, interpretation or repeal of Laws; failures to grant licenses, certificates, permits, orders, approvals, determinations and authorizations from Governmental Authorities having valid jurisdiction; restraints; expropriations, requisitions, confiscations, condemnations and other takings; export or import restrictions; closing of ports, airports, terminals, roadways, waterways, rail lines, telecommunications systems or other facilities or systems; impositions of martial law; and rationing or allocation schemes (whether imposed by Governmental Authorities or by business in cooperation with Governmental Authorities). Notwithstanding anything contained in this definition, a Party’s lack of finances shall not constitute Force Majeure.

“Form of Third Party TSA” has the meaning set forth in Section 4.15.

“General IT Services” means IT infrastructure, including plant network transition, plant telecom (voice and data), data transition, hosting of applications and software systems and support for end users provided from the Effective Date through the End Date.

“General Separation Services” has the meaning set forth in Section 2.1(a).

“General Support Termination Date” has the meaning set forth in Section 3.1.

“Governmental Authority” means a federal, state or local governmental authority; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, regulatory authority, board, department, system, service office, commission, committee, council or other administrative body of any of the foregoing; any independent system operator, regional transmission organization, the North American Electric Reliability Corporation or any other reliability council or authority; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Governmental Order” has the meaning set forth in Section 4.5(d).

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretive or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Monthly Fee” means, per month and in each case prorated for any partial periods in respect of (a) the first month in which the Services are provided or (b) any Terminated Service: (i) during the Emergence Period, $0, and (ii) for any other month, (A) $7,000,000, less (B) the “Cost Reduction Amount” set forth on Schedule A with respect to any Terminated Service, less (C) $725,369.66 in respect of the 1000 Main Lease through October 31, 2018. In no event will Provider charge the Company for services under (x) the Restructuring Support Agreement and the Existing Services Agreement, on the one hand, and (y) this Agreement, on the other hand, for the same period of time.

“Party” has the meaning set forth in the recitals.

“Permitted Candidate” has the meaning set forth in Section 4.8.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or other individual or entity in its own or any representative capacity or any Governmental Authority.

“Personal Information” has the meaning set forth in Section 4.17.

“Plan” means the Second Amended Joint Chapter 11 Plan of Reorganization of GenOn Energy, Inc. and its Debtor Affiliates filed in the Chapter 11 Cases as docket number 832, as may be modified, amended or supplemented in accordance with its terms.

“Plant Level Pass-Through Services” means the utility and other services provided by NRG to the plants owned by the Company in accordance with such plant’s budget, which services and expenses are set forth on Schedule D.

“Plant Level Pass-Through Expenses” means the actual costs (not including overhead) allocated to the Company for the Plant Level Pass-Through Services.

“Prevailing Party” means the Party, as determined by mutual agreement between the Parties, or the Party determined by a court or arbiter or other official presiding over a dispute between the Parties to be the Prevailing Party, which shall be determined by the evaluation of the amount of net recovery, the issues disputed by the Parties, and whether the amount of recovery comprises a significant percentage of the amount sought by the Party making the claim for recovery.

“Privacy Laws” has the meaning set forth in Section 4.17.

“Prospective Buyer” has the meaning set forth in Section 4.15.

“Provider” has the meaning set forth in the preamble.

“Provider Group Party” has the meaning set forth in Section 2.4(b).

“Provider Representative” has the meaning set forth in Section 2.1(e).

“Prudent Industry Practices” means those practices, methods, standards and acts (including those engaged in or approved by a significant portion of the independent power producers in the same or comparable region(s) in which the Services are being provided) that at a particular time in the exercise of good judgment and in light of the facts known at the time the decision was made, could reasonably have been expected to accomplish the desired result in a manner consistent with Applicable Law, applicable Permits, equipment manufacturers’ recommendations, reliability, safety and expedition; provided, however, that Prudent Industry Practices are not necessarily defined as the optimal standard practice method or act to the exclusion of others, but rather refer to a range of actions at reasonable cost and otherwise reasonable under the circumstances.

“Receiving Party” has the meaning set forth in Section 4.5(b).

“Reimbursable Employee Expenses” means time-based bonuses in an amount up to $3 million, in the aggregate, paid by Provider or its Affiliates to their respective employees who are providing services to Company as of the Effective Date, payable through the end date of such Person’s employment; provided that the individual employees selected for such bonuses and corresponding amounts shall be agreed to by Company and Provider prior to the date of this Agreement.

“Reimbursable Expenses” means reasonable out-of-pocket, non-Affiliate third party expenses that and are actually incurred by Provider or its Affiliates in connection with the provision of the Services pursuant to this Agreement and are either Reimbursable Employee Expenses or relate to (a) the Restructuring Sale Process, (b) any financing process or transaction that is undertaken prior to the Company’s Emergence, and/or (c) any General Separation Services, and provided that (i) “Reimbursable Expenses” shall include only amounts spent with respect to Company and its Affiliates and the performance of the Services described in the preceding clauses (a)-(c) and shall not include expenses incurred attributable to or for the benefit of Provider or its Affiliates, (ii) “Reimbursable Expenses” shall only include amounts if such amounts or category of expenditures have been pre-approved by Company in writing unless, (A) Company unreasonably withholds, delays or conditions consent with respect to any costs incurred in connection with an Emergency, or (B) such expenses are Reimbursable Employee Expenses and (iii) “Reimbursable Expenses” shall not include any expenses relating to the hiring or retention by Provider or any of its Affiliates, directly or indirectly, of any employees, consultants or other independent contractors or the payment of any such Person or any expenses relating to the Shared Services.

“Restructuring” has the meaning set forth in the recitals.

“Restructuring Sale Process” has the meaning set forth in Section 4.15.

“Restructuring Support Agreement” has the meaning set forth in the recitals.

“Sale Support Services” has the meaning set forth in Section 2.1(a).

“Separation” has the meaning set forth in the recitals.

“Service” or “Services” has the meaning set forth in Section 2.1(a).

“Service Term” has the meaning set forth in Section 3.2(c).

“Services” has the meaning set forth in Section 2.1(a).

“Services Credit” has the meaning set forth in Section 2.1(d).

“Services Fee” has the meaning set forth in Section 2.1(d).

“Settlement Agreement” means the Settlement Agreement and Release between NRG and GenOn dated December 14, 2017, as may be amended from time to time.

“Shared Services” has the meaning set forth in Section 2.1(a).

“Standard of Care” has the meaning set forth in Section 2.1(a).

“Subcontractors” has the meaning set forth in Section 4.9.

“Tax” and “Taxes” means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, goods and services, consumption, harmonized sales, franchise, margin, levies, imposts, capital, capital gains, bank shares, withholding, payroll, employer health, real property, personal property, customs duties, employment, excise, property, deed, stamp, alternative, net worth or add-on minimum, environmental or other taxes, assessments, duties, levies or similar governmental charges in the nature of a tax imposed by any Governmental Authority, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Terminated Service” has the meaning set forth in Section 3.2(b).

“Third Party Service Recipients” has the meaning set forth in Section 2.1(a).

“Transferred Software” means Drawings Index, Logbook and Vista.

Section 1.2 General Interpretive Principles.

(a) The words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

(b) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires.

(c) The word “including” and words of similar import shall mean “including, without limitation,” unless otherwise specified. The word “or” is not exclusive.

(d) References to “days” shall mean calendar days.

(e) All references to “$” or “dollars” mean the lawful currency of the United States of America.

ARTICLE II

SERVICES

Section 2.1 Provision of Services; Reimbursement of Expenses. Subject to the terms and conditions set forth herein:

(a) Provider agrees to provide, or cause to be provided through its Affiliates, to Company and its Affiliates, and, with respect to the Shared Services only, to the extent necessary, to any subcontractors, agents or other third parties performing services for or on behalf of Company or its Affiliates with respect to the business of Company from time to time (such third parties, “Third Party Service Recipients”), the following services (each item, a “Service” and collectively, the “Services”): (i) the Existing Services, including the General IT Services and those services set forth on Schedule A hereto, (the “Shared Services”) provided in accordance with Prudent Industry Practices (“Standard of Care”), (ii) all activities, tasks and responsibilities reasonably requested by the Company or necessary or related to the migration or separation of Company’s business from the use of such service as provided by Provider and/or the transfer of data, the Transferred Software and documents to Company as set forth in this Agreement (the “General Separation Services”), (iii) from and after the termination of the General IT Services, each Extended IT Service requested by the Company, (iv) all support requested by the Company that is related to (A) the Restructuring Sale Process (provided that, after the End Date, such support shall be limited to reasonable assistance related to the sale of the assets to a Prospective Buyer that does not interfere in any material respect with the operations of Provider) (the “Sale Support Services”) or (B) any financing process or transaction that is undertaken prior to the Company’s Emergence (the “Financing Support Services”), (v) the Plant Level Pass-Through Services and (vi) the Employee Benefits Transition Coverage.

(b) Provider agrees to provide (i) any additional services reasonably requested by Company that are necessary for the operation of the business of Company from time to time through June 30, 2018 (subject to extension as provided in Section 3.2(d) not to extend past September 30, 2018, the “End Date”) and (ii) any additional separation services reasonably requested by Company that are necessary for or reasonably related to the operation of the business of Company from time to time after the End Date (collectively, the “Additional Services”), in each case subject to Provider’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Provider and Company agree that any such Additional Services shall be provided to Company without any additional cost to Company (other than the Services Fee, to the extent applicable) and the Parties shall negotiate in good faith the other terms and conditions of such Additional Services and amend Schedule A, as applicable, to reflect their agreement. Any such Additional Services so provided by Provider, on terms and conditions as reflected on the amended Schedule A, as applicable, shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement.

(c) Provider shall provide or cause the Services to be provided pursuant to this Agreement in accordance with Prudent Industry Practices. Provider agrees to assign such resources and personnel of suitable experience, training and skill as are reasonably required to perform the Services in accordance with this Agreement.  In furtherance of the foregoing, Provider agrees to distribute within 10 days after the Effective Date to each employee of Provider or any of its Affiliates who provides services to GenOn or any of GenOn’s Affiliates or otherwise provides any Services hereunder, a communication substantially in the form attached hereto as Exhibit A.

(d) Until the expiration or termination of the last of the Services, Company shall pay to Provider a fee (the “Services Fee”) equal to the sum of (without duplication): (i) the Monthly Fees for each month the Shared Services are provided (prorated for any partial periods in respect of (x)

the first month in which the Services are provided or (y) any Terminated Service) (provided, for the avoidance of doubt, that the Monthly Fees will cease to accrue upon termination of the last of the Shared Services), plus (ii) the Reimbursable Expenses, plus (iii) the reasonable and documented cost (not including any overhead costs) actually incurred by Provider and relating to the period after the termination of the last of the Shared Services with respect to the provision of the General Separation Services, plus (iv) the Plant Level Pass-Through Expenses for any Plant Level Pass-Through Services (prorated for any partial periods in respect of any terminated Plant Level Pass-Through Service) (which, for the avoidance of doubt, shall not include any amount historically charged under the Existing Services Agreement or as part of the Existing Services), plus (vi) with respect to any period during which the Employee Benefits Transition Coverage is provided, the Employee Benefits Transition Cost. On the date that is 14 days after the Confirmation Date (as defined in the Plan), NRG shall credit $3.5 million to GenOn which credit shall be creditable against the Services Fee. On and after the Agreement Effective Date (as defined in the Settlement Agreement), GenOn shall be entitled to a credit of $27,775,000 pursuant to Section IV.F. and Section IV.I. of the Plan (the “Services Credit”), which Services Credit is creditable against any amounts payable on or after the date of this Agreement with respect to the Services or the Existing Services; provided that if as of the termination of this Agreement the Services Credit has not been fully used, the unused amount of the Services Credit shall be paid in cash by Provider to Company upon such termination (it being understood that such obligation shall survive termination of this Agreement).  Commencing on the Effective Date, Provider shall invoice Company by the 20th day of each calendar month on one invoice for all such fees incurred pursuant to this Agreement during the immediately preceding calendar month (prorated for any partial periods in respect of (x) the first month in which the Services are provided or (y) any Terminated Service). Any payments pursuant to this Agreement shall be made in U.S. dollars within 30 days after the date of receipt by Company of the invoice; provided that in the event that Company has a good faith dispute with regard to any such fees, Company shall provide Provider with written notice of such dispute, together with a reasonably detailed explanation of such dispute, at or prior to the time payment otherwise would have been due, and Company may withhold payment of any disputed amounts pending resolution of the dispute. If Company shall make such payment under protest, Company shall not, by making such payment, give up or waive any rights or remedies with respect to the disputed fees or the facts or events giving rise to the disputed fees, including the right to seek remedies pursuant to this Agreement. If all or any portion of the disputed payment amount is determined to have been overpaid by Company following the final resolution of the dispute in accordance with this Agreement, Provider shall promptly reimburse Company for such overpaid amount.  Outstanding invoiced amounts that are not paid in full in accordance with this Section 2.1 (other than those disputed in good faith) shall bear interest from the date such payment was due under this Agreement until paid at the lesser of the rate of 1.25% or the highest amount permitted under applicable Law, calculated daily and compounded monthly. Outstanding invoiced amounts that are not paid in full in accordance with this Section 2.1 that are disputed in good faith by the Company pursuant to written notice, sent at or prior to the time payment otherwise would have been due, containing the amount in dispute, together with a reasonably detailed explanation of the factual basis of such dispute, and that are finally determined to be due shall bear interest from the date such payment was due under this Agreement until paid at the prime interest rate in effect for such period. Notwithstanding anything to the contrary herein, and without duplication (i) solely with respect to the collection of late payments for any undisputed fees or expenses (or fees or expenses disputed not in good faith) under this Agreement, Company shall reimburse Provider for all costs incurred in collecting any such late payments, including, reasonable attorneys’ fees (but, for the avoidance of doubt, excluding any such costs and attorneys’ fees for disputed amounts finally determined not to be due and owing under this Agreement) and (ii) solely with respect to any disputed fees or expenses under this Agreement, the Prevailing Party shall be entitled to receive reimbursement from the other Party of all of its costs, including, without limitation, reasonable attorneys’ fees with respect to the pursuit or defense of any dispute regarding such fees under this Agreement.

(e) Provider shall use commercially reasonable efforts to respond promptly to all reasonable requests for information from Company related to the functionality or operation of the Services.  Without limiting the generality of the foregoing, in connection with the provision of the Services, Provider hereby designates Brian Curci as its representative (the “Provider Representative”) to act as the primary contact Person with respect to the provision of the Services. Provider may change the Provider Representative by providing written notice to Company at least 3 Business Days prior to such change taking effect, and provided that any replacement Provider Representative be a managerial-level employee of Provider of like skill and qualification that is acceptable to the Company in its reasonable discretion. Contact information for the initial Provider Representative shall be set forth in a written notice from Provider to Company.

(f) In connection with its obligations hereunder, Company hereby designates Daniel McDevitt as its representative (the “Company Representative”) to act as the primary contact Person with respect to the Company’s obligations hereunder. Company may change the Company Representative by providing written notice to Provider at least 3 Business Days prior to such change taking effect, and provided that any replacement Company Representative be a managerial-level employee of Company of like skill and qualification that is acceptable to the Provider in its reasonable discretion. Contact information for the initial Company Representative shall be set forth in a written notice from Company to Provider.

(g) Provider shall use commercially reasonable efforts to obtain all consents or permissions from third party information technology, intellectual property, or technology licensors or service providers that are required as of the Effective Date in order for Provider to provide, and Company to receive, the Services.  Company shall reasonably cooperate and assist Provider in connection therewith.  If any such third party consent or permission is not or cannot be obtained, the Parties shall work together in good faith and use their respective commercially reasonable efforts to arrange for alternative temporary methods of delivering the affected Services. All costs, fees, and expenses of obtaining any such third party consents or permissions or arranging any such alternative temporary methods of delivering Services shall be borne 50% by Provider and 50% by the Company.

(h) Provider represents and warrants that, other than as provided on Schedule B and Schedule C, no material consents or permissions are required in order for Provider to provide, and Company to receive, the Services provided as of the Effective Date (including any such consents or permissions that would be required in the event of the Company ceasing to be a subsidiary of Provider).

(i) Management of and control over the provision of each Service (including the determination or designation at any time of the property, employees and other resources of Provider, its Affiliates or any Subcontractors to be used in connection with the provision of such Service) shall reside solely with Provider. Without limiting the generality of the foregoing, all labor matters relating to any employees of Provider, its Affiliates or any Subcontractors shall be within the exclusive control of such parties, and Company shall take no action affecting, or have any rights with respect to, such matters.

(j) Provider and Company shall reasonably cooperate with each other in all matters relating to the provision and receipt of the Services. Such reasonable cooperation shall, without limiting any other provision of this Section 2.1 or Section 4.4, shall include exchanging information and providing electronic access to systems used in connection with the provision or receipt of the Services. Provider and Company shall carry out their obligations hereunder in order to effect an orderly transition of responsibility for performance of the Services (as applicable) from Provider to Company (or any Affiliate or Third Party Service Provider, as applicable). Provider shall provide such assistance and data (including cloned data and test data for operation and testing of Company’s replacement or successor systems and resources with respect to any Service) as is reasonably requested to effect the Separation, in accordance with a reasonable schedule to be determined by Company and Provider, but in any event no more often than weekly or mutually agreed upon in a joint schedule in writing, and, subject thereto, in a manner that permits Company to adequately and appropriately test and roll out its replacement or successor systems and resources. Until the End Date (or in the case of the Extended IT Services, the General Support Termination Date), the Provider shall provide such support and resources to Company as reasonably requested even after primary responsibility for a particular Service or functional area has been shifted to Company.

(k) At the reasonable request of Company, during the term of this Agreement and for 60 days after the General Support Termination Date, subject to Provider’s confidentiality obligations owed to third parties and restrictions under applicable law, so long as such obligations were not entered into primarily to avoid Provider’s obligations hereunder, Provider shall make available to Company the documents and other information relating to the conduct of the business of Company as supported by Provider prior to the Effective Date, or the condition of the premises where such business was conducted by Provider prior to the Effective Date, to assist Company in resolving certain operational matters relating to its business, including present or future regulatory issues or other operational issues relating thereto.

(l) Provider and Company shall use commercially reasonable efforts to cooperate with each other in determining the extent to which any Tax is due and owing with respect to the Services and in providing and making available any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party.

Section 2.2 Assistance Related to Licenses.

(a) Provider, in each case as specifically requested by the Company, shall use its commercially reasonable efforts to obtain the consents and to transfer (at Company’s sole expense) or, if Company requests, to assist Company in obtaining, the permits and licenses that are necessary for the operation of the business of Company, including those set forth on Schedule B, to Company (or Company’s applicable Affiliate or vendor) as soon as practicable after the Effective Date and if any such consent, license or permit cannot be effected by Provider, the Parties shall work together in good faith and use commercially reasonable efforts to (i) assist Company in obtaining any such consents, licenses or permits, or (at Company’s reasonable election) to obtain consent for Company to use or operate under such permits and licenses retained by Provider or (ii) at Company’s reasonable election, to arrange for an alternative method of delivering the affected services, in each case at Company’s sole expense. Company shall notify Provider promptly after the successful transfer of any license pursuant to this Section 2.2(a). Provider acknowledges that it may hold certain permits and licenses other than those set forth on Schedule B that may be useful to the operation of the business of Company and Provider agrees to use its commercially reasonable efforts to allow Company to use such permits and licenses during the term of this Agreement, at Company’s sole expense.

(b) Company shall use its commercially reasonable efforts to assist Provider in obtaining the consents, and transferring the licenses and permits, in each case, set forth on Schedule C that are necessary for Provider to continue to use, for its own benefit, such consent, license or permit as soon as practicable after the Effective Date (in each case, at Provider’s sole expense). If any such consents or transfers cannot be effected by Company, the Parties shall work together in good faith and use commercially reasonable efforts to (i) assist Provider in obtaining any such consents, licenses or permits, or (at Provider’s reasonable election) to obtain consent for Provider to use or operate under such permits and licenses retained by Company or (ii) at Provider’s reasonable election, to arrange for an alternative method of delivering the affected services, in each case at Provider’s sole expense.

Section 2.3 Limitation of Liability.  EXCEPT IN CONNECTION WITH (a) EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (b) DAMAGES ACTUALLY AWARDED AND PAID ON ACCOUNT OF A THIRD PARTY CLAIM, IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY OR ANY OFFICER OR EMPLOYEE OF SUCH PARTY FOR (i) ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY LOSSES OR DAMAGES, OR (ii) ANY AMOUNT IN EXCESS (IN THE AGGREGATE) OF $84,000,000. THIS SECTION 2.3 SPECIFICALLY PROTECTS THE PARTIES AGAINST SUCH DAMAGES EVEN IF THEY ARE CAUSED BY THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF SUCH PARTY (BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

Section 2.4 Indemnification.

(a) COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH PROVIDER GROUP PARTY FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, AND LIABILITIES (INCLUDING REASONABLE ATTORNEY’S FEES) INCURRED IN CONNECTION WITH CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, THE PERFORMANCE OF THE SERVICES BY PROVIDER, SOLELY TO THE EXTENT ARISING OUT OF OR RELATING TO OR OTHERWISE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF COMPANY, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (INCLUDING ANY SUBCONTRACTOR) (EACH, A “COMPANY GROUP PARTY”). THIS SECTION 2.4(A) IS NOT INTENDED TO COVER THE PROVIDER GROUP PARTIES AGAINST ANY CLAIMS BY OTHER PROVIDER GROUP PARTIES.

(b) PROVIDER SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS COMPANY AND THE COMPANY GROUP PARTIES FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, AND LIABILITIES (INCLUDING REASONABLE ATTORNEY’S FEES) INCURRED IN CONNECTION WITH CLAIMS ASSERTED BY OR ON BEHALF OF ANY THIRD PARTY THAT ARISE OUT OF OR RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, (i) ANY ALLEGED JOINT EMPLOYER STATUS WITH RESPECT TO ANY COMPANY GROUP PARTY AND ANY PROVIDER GROUP PARTY (AS DEFINED BELOW); (ii) THE ACTS OR OMISSIONS OF PROVIDER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (INCLUDING ANY SUBCONTRACTOR) (EACH, A “PROVIDER GROUP PARTY”), BUT ONLY TO THE EXTENT THEY ARE CAUSED BY (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PROVIDER GROUP PARTY, (B) THE FAILURE OF ANY PROVIDER GROUP PARTY TO COMPLY IN ANY MATERIAL RESPECT WITH APPLICABLE LAW, (C) A PROVIDER GROUP PARTY’S MATERIAL BREACH OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, A

MATERIAL BREACH OF THE STANDARD OF CARE), (D) ANY INTENTIONAL BREACH OF THIS AGREEMENT BY ANY PROVIDER GROUP PARTY, OR (E) ANY BREACH BY ANY PROVIDER GROUP PARTY OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 4.5; OR (iii) ANY MATERIAL INFRINGEMENT OR MATERIAL VIOLATION OF ANY PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHT OR TRADE SECRETS MISAPPROPRIATION ARISING FROM OR RELATING TO THE SERVICES OR OTHER OBLIGATIONS OF ANY PROVIDER GROUP PARTY UNDER THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, PROVIDER SHALL NOT HAVE ANY RIGHT TO ASSUME THE RESPONSIBILITY FOR THE DEFENSE OF ANY CLAIMS PROVIDED IN THIS SECTION 2.4(B).

(c) PROVIDER SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS COMPANY AND THE COMPANY GROUP PARTIES FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, AND LIABILITIES (INCLUDING REASONABLE ATTORNEY’S FEES) INCURRED BY ANY COMPANY GROUP PARTY THAT ARISE OUT OF OR RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, (i) ANY ALLEGED JOINT EMPLOYER STATUS WITH RESPECT TO ANY COMPANY GROUP PARTY AND ANY PROVIDER GROUP PARTY (AS DEFINED BELOW); (ii) THE ACTS OR OMISSIONS OF ANY PROVIDER GROUP PARTY, BUT ONLY TO THE EXTENT THEY ARE CAUSED BY (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PROVIDER GROUP PARTY, (B) THE FAILURE OF ANY PROVIDER GROUP PARTY TO COMPLY IN ANY MATERIAL RESPECT WITH APPLICABLE LAW, (C) A PROVIDER GROUP PARTY’S MATERIAL BREACH OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, A MATERIAL BREACH OF THE STANDARD OF CARE) THAT IS NOT CURED WITHIN FIFTEEN (15) DAYS OF THE DELIVERY OF WRITTEN NOTICE THEREOF BY COMPANY TO PROVIDER SETTING FORTH THE ALLEGED BREACH, (D) ANY INTENTIONAL BREACH OF THIS AGREEMENT BY ANY PROVIDER GROUP PARTY, OR (E) ANY BREACH BY ANY PROVIDER GROUP PARTY OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 4.5; OR (iii) ANY MATERIAL INFRINGEMENT OR MATERIAL VIOLATION OF ANY PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHT OR TRADE SECRETS MISAPPROPRIATION ARISING FROM OR RELATING TO THE SERVICES OR OTHER OBLIGATIONS OF ANY PROVIDER GROUP PARTY UNDER THIS AGREEMENT. THIS SECTION 2.4(C) IS INTENDED TO COVER DIRECT CLAIMS BY ANY COMPANY GROUP PARTY.

Section 2.5 Force Majeure. A Party’s obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure; provided, however, that a Party shall not be excused by Force Majeure (i) from any obligation to pay money or (ii) if such Party fails to follow in all material respects its disaster recovery and business continuity planning procedures. The Party that is prevented from performing its obligation(s) by reason of Force Majeure shall promptly notify the other Party of that fact and the extent and cause thereof and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, a Party is not required to settle any strike, lockout or other labor dispute in which it may be involved; provided, however, that, in the event of a strike, lockout or other labor dispute affecting Provider, Provider shall use reasonable efforts to continue to perform all obligations hereunder by utilizing its management and other personnel and that of its Affiliates. Any individual Service Term (with respect to any Service that is not a Terminated Service) shall be tolled and the End Date and the General Support Termination Date shall each be extended for the period of any suspension due to Force Majeure pursuant to and in accordance with this Section 2.5.

ARTICLE III

EFFECTIVENESS

Section 3.1 Effectiveness. This Agreement shall become effective upon the Effective Date. This Agreement will automatically terminate with respect to (i) the Shared Services, upon the earlier of (A) the End Date, and (B) the expiration or termination of the last of the Service Terms, which Service Terms are subject to extension pursuant to Section 3.2(c); (ii) the General IT Services, the Financing Support Services, and the Sale Support Services, the End Date; (iii) the Employee Benefits Transition Coverage, with respect to (A) the coverage under Provider’s health and welfare plans for employees of the Company, March 1, 2018 and (B) with respect to prescription drug coverage under Provider’s prescription drug plans for employees of the Company, the earlier of (x) 90 days after Emergence and (y) December 31, 2018; and (iv) the Extended IT Services, the General Separation Services, the Additional Services, and any other covenants of the Parties unless otherwise specifically stated herein, March 31, 2019 (the “General Support Termination Date”); provided, however, that notwithstanding anything to the contrary in this Agreement, the provisions of (x) Section 2.3, Section 3.3, Section 4.2, and Section 4.5 shall survive the expiration or termination of this Agreement in accordance with their terms and (y) Section 2.4 shall survive for two years following the expiration of the General Support Termination Date; provided further that, for the avoidance of doubt, any claim made for breach of any of the foregoing Sections prior to the applicable survival date shall survive until such claim is finally resolved.

Section 3.2 Termination; Extension. Subject to Company’s continuing obligation to make payments then owing (and for the period until such termination pursuant to this Agreement):

(a) Company may terminate this Agreement at any time upon 60 days’ prior written notice to Provider.

(b) Company may terminate any Service (including any Extended IT Service line item) (each, a “Terminated Service”) at any time upon at least 60 days’ prior written notice to Provider; provided, however, that the Parties may mutually agree that such termination shall not be effective until the date that is the first or last day of any calendar month following such notice (but any related fees shall be payable only through the 60th day after such notice and such fees shall be prorated for any partial periods in respect of any Terminated Service).

(c) In accordance with the terms of Schedule A, Company will exercise its commercially reasonable efforts to terminate the Services on or before the applicable date set forth opposite such Service (the period from the Effective Date to each such date, a “Service Term”) as provided on Schedule A. Notwithstanding the foregoing or anything to the contrary in this Agreement, Company may, from time to time, elect to extend for one or more periods of 60 days any or all Service Term(s) by providing written notice to Provider not later than 60 days prior to the expiration of the applicable Service Term; and provided that no such extension shall extend such Service Term beyond the End Date. If any such 60 day extension would extend a Service Term beyond the End Date, such Service Term may be extended only to the End Date, even if such extension is for less than a 60 day period.

(d) Company may extend the End Date up to September 30, 2018 by providing written notice to Provider not later than May 1, 2018.

(e) Company may terminate this Agreement upon written notice to Provider in the event of a material breach of this Agreement by Provider (x) if such material breach is not curable, or (y) if such material breach is curable, and such material breach is not cured within 60 days after Company notifies Provider of such material breach.

(f) Provider may terminate this Agreement upon written notice to Company if Company is in breach of any payment obligation hereunder with respect to an undisputed amount and such breach is not cured with 60 days after Provider notifies Company of such breach.

(g) Company may terminate any Plant Level Pass-Through Service at any time upon at least 60 days’ prior written notice to Provider (provided that any such Plant Level Pass-Through Expenses shall be payable only for services incurred through the 60th day after such notice and such fees shall be prorated for any partial periods in respect of any terminated Plant Level Pass-Through Service).

Section 3.3 Rights upon Termination. In the event of termination of this Agreement for any reason whatsoever, subject to this Article III, all obligations of either Party shall terminate. Upon such termination:

(a) Provider shall promptly remove all employees of Company from Provider’s networks;

(b) Company and its Affiliates shall as promptly as practicable cease all usage of any software or systems provided or licensed hereunder, and all other Provider software, data, or other material owned by Provider, and remove copies of any such programs and materials from all workstations or servers, and return to Provider or destroy any backup of the same in any format (provided that the foregoing shall not apply to Company’s Data) except to the extent required by Law or regulation to keep such information; and

(c) Provider shall provide to Company all of Company’s Data and any other Confidential Information of Company in Provider’s possession or control in a medium and format reasonably requested by Company, and upon request by Company destroy or deliver up all copies of Company’s Data and any other Confidential Information of Company in Provider’s possession or control except to the extent required by Law or regulation to keep such information or as necessary for Provider to comply with the terms of this Agreement and Provider’s customary document retention policies; provided that Provider maintains the confidentiality of any such Confidential Information in accordance with this Agreement.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Ownership and Maintenance of Data. As between the Parties, on and after the Effective Date, all Data will be the exclusive property of Company and Provider shall not possess any interest, title, lien or right in connection therewith. To the extent any right, title or interest in or to any Data or (without limiting the foregoing) any copyright or trade secret rights therein vests in Provider, by operation of Law or otherwise, Provider shall, and hereby does, irrevocably assign to Company any and all such right, title and interest in such Data or other copyright or trade secret rights therein to Company. Provider shall safeguard the Data to the same extent it protects its own similar materials. Data shall not be utilized by Provider for any purpose other than in support of Provider’s obligations hereunder. Neither the Data nor any part thereof shall be disclosed, sold, assigned, leased or otherwise disposed of to third parties by Provider or commercially exploited by or on behalf of Provider, its employees or agents. In the event that Provider either determines that it is required to disclose or provide information of Company that is subject to this Section 4.1, Provider shall, unless prevented from doing so by Law, notify Company prior to disclosing (as is reasonable under the circumstances) and provide such information and shall cooperate at the expense of Company in seeking any reasonable protective arrangements requested by Company. Subject to the foregoing, Provider may thereafter disclose or provide information to the extent required by such Law or by lawful process. Upon termination of any Service provided hereunder, Provider shall either (a) transfer to Company all such Data or (b) provide Company reasonable access to retained Data for a period not to exceed 6 months following said termination whereupon such Data will be transferred to Company or otherwise made available to Company as Company may reasonably request in accordance with Section 3.3.

Section 4.2 License to Use.

(a) Subject to the terms and conditions of this Agreement, to the extent reasonably necessary for Company to receive or enjoy the benefit of the Services, Provider, on behalf of itself and its Affiliates, hereby grants to Company and Company’s Affiliates from the Effective Date through the General Support Termination Date, a non-exclusive, irrevocable, worldwide, fully paid-up, non-assignable (subject to Section 4.10, below), and non-sublicensable (subject to Section 4.2(b), below) license to use and exercise all rights in, to and under all intellectual property owned by Provider or its Affiliates as of the Effective Date.

(b) Company and its Affiliates may sublicense the licenses granted to it in Section 4.2(a) without the licensing party’s consent, solely to (i) distributors, vendors, dealers, suppliers and other Persons for use in connection with the operation of Company’s or its Affiliates’ businesses, but not for unrelated use and (ii) customers, for end-use purposes. All other sublicenses require the prior written consent of the licensing party in its sole discretion.

Section 4.3 Information. Until the General Support Termination Date, Company shall use commercially reasonable efforts to provide Provider with information available to Company reasonably requested by Provider as necessary for the performance of the Services.

Section 4.4 Access.

(a) To the extent reasonably required for Provider to perform, or otherwise make available, the Services, from the Effective Date through the General Support Termination Date, Company shall and shall cause its Affiliates to (i) provide Provider with reasonable access, on an as needed basis, to Company’s equipment, office space, plants, telecommunications and computer equipment and systems (collectively, “Company Systems”), (ii) perform any tasks and provide any materials included in the Services and (iii) reasonably cooperate with Provider in the provision of the Services (including, for the avoidance of doubt, providing Provider with access to its books and records and making available Company’s personnel and legal and accounting advisors during regular business hours for such purpose). Provider shall ensure that its relevant employees and subcontractors who have access to Company Systems comply with Company’s security policies and any reasonable security directives given by Company relating to conduct or use of the Company Systems, and do not interfere with Company’s employees or other contractors or the business operations of Company. As required in connection with the performance of the Services, Provider will reasonably cooperate with Company and its Affiliates in (x) making Provider’s books and records relating to Company’s business prior to the Effective Date available to Company and its Affiliates and (y) making Provider’s personnel and legal and accounting advisors available to Company during regular business hours.

(b) Notwithstanding anything to the contrary herein, any failure of Company or its Affiliates to perform its obligations under Section 4.4(a) shall not excuse Provider from performing the Services unless (i) such failure is material, (ii) Provider provides Company with written notice of such failure and (iii) Provider is unable to perform such Services due to such failure, in which case performance by Provider shall be excused solely with respect to the affected Services while such failure remains uncured.

Section 4.5 Confidentiality.

(a) Each of Provider and Company agree that any information exchanged between the Parties or their respective Affiliates that is marked as confidential or proprietary or should reasonably be understood to be confidential or proprietary under the circumstances shall be treated as Confidential Information. Each Provider and Company hereby agrees not to disclose or use at any time, either during the Service Terms or thereafter, any Confidential Information (as defined below) of the other Party, whether or not such information is developed by such Party, except to the extent that such disclosure or use is directly related to and required by (i) the performance of the Services pursuant to the terms of this Agreement or (ii) enforcement of such Party’s rights under this Agreement.  Each Party and its Affiliates shall take all commercially reasonable steps to safeguard the other Party’s Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b) As used in this Agreement, the term “Confidential Information” means, with respect to Company, on the one hand, or Provider, on the other hand (such Party disclosing Confidential Information, the “Disclosing Party” and such Party receiving Confidential Information, the “Receiving Party”), information and data that is not generally known to the public concerning, arising from, owned by, or related to such Disclosing Party and its Affiliates or any of their respective assets (including, for the avoidance of doubt, all intellectual property and books and records of such Disclosing Party or any of its Affiliates); provided, that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the Receiving Party or any of the Receiving Party’s Affiliates, (ii) is or becomes available to the Receiving Party on a non-confidential basis prior to disclosure to such Receiving Party by the Disclosing Party or its Affiliates or their respective representatives from a source that is not bound by a confidentiality agreement or similar undertaking with the Disclosing Party or its Affiliates or their respective representatives, or (iii) was independently developed by the Receiving Party without use of, or reference to, any information or data that is not generally known to the public concerning, arising from, owned by, or related to the Disclosing Party or its Affiliates or any of their respective assets.

(c) All Confidential Information of a Disclosing Party belongs to such Disclosing Party. Any permitted use or disclosure of any Confidential Information by the Receiving Party shall not be deemed to represent an assignment or grant of any right, title or interest in such Confidential Information.

(d) The foregoing shall not be violated by statements in response to legal process, required governmental testimony or filings, or administrative investigations or arbitral proceedings (including, without limitation, depositions in connection with such investigations or proceedings) (“Governmental Order”) or to comply with Provider’s customary document retention policies; provided that Provider maintains the confidentiality of the Confidential Information in accordance with this Agreement. If a Receiving Party or any of its Affiliates is required by Governmental Order to disclose Confidential Information, such Receiving Party or such Affiliate may disclose such Confidential Information only to the extent required to be disclosed and shall, if not prohibited by Law, promptly notify the Disclosing Party and take reasonable steps at the Disclosing Party’s request and expense to assist the Disclosing Party in contesting such Governmental Order or in protecting the Confidential Information.

(e) The provisions of this Section 4.5 shall survive during the Service Terms and for a period of one year after the expiration or termination of the last Service Term.

(f) Notwithstanding anything else in this Agreement, each Receiving Party may disclose the Confidential Information of the Disclosing Party to such Receiving Party’s Affiliates and its and their respective directors, officers, employees, managers, attorneys, accountants, consultants, professional advisors, auditors, agents, Prospective Buyers, subcontractors performing Service(s) and representatives as reasonably required to perform the Services or fulfill its obligations under this Agreement, including with respect to the Restructuring Sale Process, and any such disclosure shall not be a violation of such Party’s obligations under this Section 4.5.

Section 4.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (with a hard copy to follow), addressed to the applicable Party, as appropriate, at the address for such Person shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the other Parties:

If to Company, addressed to:

GenOn Energy, Inc.

Attn: Daniel McDevitt

Address: 804 Carnegie Center, Princeton, NJ 08540

Email: Daniel.McDevitt@Genon.com

and with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

Attn: Kimberly Hicks

Address: 609 Main Street

Houston, TX 77002

Email: kim.hicks@kirkland.com

NRG Energy, Inc.

Attn: David Hill

Address: 804 Carnegie Center

Princeton, NJ 08540

Email: OGC@NRG.com

and with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

Attn: Elaine M. Walsh

Address: 1299 Pennsylvania Ave., NW

Washington, DC 20004

Email: elaine.walsh@bakerbotts.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or by courier, or transmitted by electronic mail during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Any Party may change the contact information to which such communications are to be addressed by giving written notice to the other Party.

Section 4.7 Relationship of the Parties. Provider, in performance of this Agreement, is acting as an independent contractor to Company, and not as a partner, joint venture or agent, nor do the Parties intend to create by this Agreement an employer-employee relationship or fiduciary relationship. Each Party retains control over its personnel, and the employees of one Party shall not be considered employees of the other Party by virtue of this Agreement. Neither Party has any right, power, or other authority to create any obligation, express or implied on behalf of the other Party.

Section 4.8 Solicitation and Hiring(a).

(a) Subject to applicable Law and Section 4.8(b) below, for the period beginning on the Effective Date and ending on the date that is one year following the End Date, Company will not be permitted to solicit or otherwise offer employment to any person that is a Provider employee and Provider shall not be permitted to solicit or otherwise offer employment to any person that is a Company employee; provided, however, that Company shall be permitted to make, post or publish general advertisements or solicitations, including (but not limited to) through newspapers, trade publications, radio, internet or by efforts through any recruiting or employment agencies not specifically directed at Provider employees and may contact, engage in discussions regarding potential terms of employment with and hire any Provider employees who respond to such general advertisement or solicitations.

(b) During the Service Term, Company shall be permitted to post job openings related to such Service on an internal website available to Provider employees to solicit or otherwise offer employment to any person that is a Provider employee that providing such Service on behalf of the Provider hereunder (each, a “Permitted Candidate”).  If a Permitted Candidate responds to such job post, Company may contact, engage in discussions regarding potential terms of employment with and hire such Permitted Candidate.  Notwithstanding the foregoing, (a) in no event shall Company be permitted to discuss employment with, or otherwise offer employment to, any officers of Provider who are party to an employment agreement with Provider while such employment agreement remains in effect, and (b) Company shall inform or cause to be informed Provider of such Permitted Candidate of the intent to make an offer to the Permitted Candidate before any such offer is made.

Section 4.9 Subcontracting. Provider may use contractors, subcontractors, vendors or other third parties under contract with Provider or an Affiliate of Provider (collectively, “Subcontractors”) to provide some or all of the Services only to the extent it uses (or prior to the Effective Date has used in connection with its performance of the Shared Services) such individuals or entities for itself for similar services; provided, however, that Provider may not subcontract any part of the Services to any competitor of Company or any of its Affiliates without Company’s prior written consent, which shall not be unreasonably withheld. In the event that Provider uses any Subcontractors to perform any Services, Provider is not released from responsibility for its obligations under this Agreement and shall indemnify and hold Company harmless in accordance with Section 2.4(b) and (c) to the extent any action (or failure to act) by any Subcontractor, if taken (or not taken) by Provider, would cause a breach of any provision of this Agreement by Provider.

Section 4.10 Successors, Assigns and Transferees.

(a) The rights and obligations of any Party under this Agreement may be transferred only with the written consent of the other Party, such consent not to be unreasonably withheld,

conditioned or delayed, and provided, that (i) either Party may transfer its rights and obligations hereunder, in whole or in part, to any Affiliate of such Party without the prior written consent of the other Party upon written notice to the other Party, and (ii) provided further, that such assignment shall not relieve such Party of any of its obligations hereunder to the extent any such Affiliate does not satisfy its obligations hereunder. Any transfer in violation of this Section 4.10 shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and there shall be no third-party beneficiaries other than the individuals and entities indemnified under Section 2.4.

Section 4.11 Jurisdiction; Governing Law; Waiver of Jury Trial.

(a) This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the Laws of the State of New York, without regard to otherwise governing principles of conflicts of law that would result in the application of the law of any other jurisdiction.  In addition to any remedies at Law, or expressly set forth herein, each Party acknowledges that the other Party shall be permitted, without the posting of a bond or other security, to pursue equitable remedies in respect of any breach of the terms of this Agreement, including, without limitation, the right to enforce such terms specifically notwithstanding the availability of adequate money damages.

(b) In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of New York for any actions, suits or proceedings arising out of or relating to or concerning this Agreement.

(c) EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 4.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the Services contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 4.13 Entire Agreement; Amendment. This Agreement, as it may be amended from time to time by the Parties in a writing signed by both Parties, sets forth the entire understanding and agreement of the Parties, and this Agreement shall supersede any other agreements and understandings (written or oral) between the Parties with respect to the transactions described in this Agreement.  Without limiting the foregoing, this Agreement supersedes any obligation of Provider or its Affiliates to provide any services, related to the transitioning of operations or otherwise, pursuant to the Restructuring Support Agreement or any other agreement referred to therein.

Section 4.14 Termination of Existing Services and Existing Services Agreement. Subject to the terms and conditions of this Agreement, the Existing Services Agreement and the Existing Services are hereby terminated, effective as of the Effective Date. From and after the Effective Date, the Existing

Services Agreement will be of no further force or effect, and the rights and obligations of each of the parties thereunder shall terminate.

Section 4.15 Cooperation with Restructuring Asset Sale. Provider acknowledges that, in connection with the Restructuring, Company is undertaking one or more sale processes (each, a “Restructuring Sale Process”) to sell certain of its assets (the “Assets”) and agrees to cooperate in good faith with Company, Company’s Affiliates, their respective officers, directors, employees, representatives and agents, and any other third parties participating in such Restructuring Sale Process in order to facilitate the sale process and the orderly transition of the Assets to any potential third party purchasers of any Assets. If requested by any Prospective Buyer (as defined below), Provider and the Company shall provide transition services to any third party participating in such Restructuring Sale Process with whom the Company is negotiating a definitive agreement with respect to the purchase of Assets (each, a “Prospective Buyer”), pursuant to a Transition Services Agreement in substantially the form attached hereto as Exhibit B (the “Form of Third Party TSA”); provided, however, that, without Provider’s prior written consent, Provider shall not be obligated to perform transition services for any competitor of Provider, which competitors have been set forth in a written notice mutually agreed by Provider and the Company on or prior to the Effective Date, as such notice may be amended by mutual written agreement of the Parties with respect to any Prospective Buyer who executes a non-disclosure agreement with the Company with respect to a Restructuring Sale Process thereafter. The Parties acknowledge and agree that the Company and its Affiliates shall have the exclusive right, in connection with the consummation of the sale of any or all of the Assets, to provide any Prospective Buyer with a copy of the Form of Third Party TSA; provided, Provider’s consent is required to (i) make any change to the terms and conditions of such Form of Third Party TSA that are materially adverse to Provider and (ii) add any transition services that are, at the time of execution of any definitive Transition Services Agreement with a Prospective Buyer, of (a) greater scope than the Services then being provided to the Company under this Agreement or (b) at a cost that would result in the aggregate amount payable by the Company and the Prospective Buyer being less than the amount being paid for such Services by the Company (disregarding any credits with respect to the 1000 Main Lease or any other credits provided for in an agreement other than this Agreement or the Transition Services Agreement between NRG and Seller or not applicable to Services provided to the Prospective Buyer) immediately prior to entering into such Transition Services Agreement with the Prospective Buyer, and further provided that no inclusion of (i) a service to be provided by Company (at any price) or (ii) a service to be provided by Provider that is not more burdensome than the scope (and related allocated price) of any service then provided by Provider under this Agreement will be deemed to require Provider’s consent. NRG shall  participate in all discussions with Buyer regarding changes to the Form of Third Party TSA as it relates to Provider and have the right to participate with Company in good faith to negotiate any such materially adverse or, with respect to the scope of services or cost, different terms and conditions thereof; provided, further, Provider shall not unreasonably withhold, condition or delay its consent to any proposal made by Company in such negotiations.  Notwithstanding anything to the contrary herein or in any Transition Services Agreement entered into with a Prospective Buyer, in no event shall the aggregate of the monthly fees payable by the Company pursuant to this Agreement and the monthly fees payable by all Prospective Buyers pursuant to the Transition Services Agreements entered into by such Prospective Buyers pursuant to the Form of Third Party TSA as set forth in this paragraph exceed $7,000,000 less the aggregate amount of all fee reductions resulting from the termination of services under this Agreement and any Transition Services Agreements with Prospective Buyers; provided that no additional Services are requested from Provider (and result in Provider providing such Services in exchange for an additional fee in which case such additional fee shall be taken into account for this purpose) by Company or any Prospective Buyer other than those set forth on Schedule A.

Section 4.16 Bankruptcy. All licenses granted under this Agreement shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, 11 U.S.C. § 365(n), licenses to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code, 11 U.S.C. § 101. The Parties agree that Company, Provider and their respective Affiliates shall retain and may fully exercise all of their rights and elections under Section 365(n) of the U.S. Bankruptcy Code.

Section 4.17 Privacy Matters. Each Party agrees that it has implemented and maintains commercially reasonable security procedures and practices, appropriate to protect information that allows the identification of individuals (“Personal Information”) and prevent the unauthorized collection, use and disclosure of such Personal Information.  Each Party shall: (i) comply with all applicable laws relating to privacy, data collection and use of Personal Information and user information obtained or gathered in the course of this Agreement (“Privacy Laws”); (ii) to the extent required in connection with the performance of the Services, process Personal Information; (iii) keep full and accurate records relating to all processing of the Personal Information on behalf of the other Party; (iv) permit the other Party reasonable access to examine or audit such records and practices with respect to compliance with such Privacy Laws; (v) cooperate with the other Party in connection with any complaints or investigations related to data privacy matters; (vi) collect, use and disclose the Personal Information solely for the purposes of performance of the Services and compliance with applicable Law; and (vii) provide prompt written notice to the other Party if a Party has knowledge of any (A) unauthorized access to or use of Personal Information in the possession or control of such Party or its Affiliates, (B) security breach of any systems used in providing a Services that results in unauthorized access or use of Personal Information and (C) alleged claim, action or demand related to a breach of such Privacy Laws.

Section 4.18 Use of Name. Unless otherwise authorized by Provider in writing, as promptly as practicable, but in any case on or before the General Support Termination Date, Company shall eliminate the name NRG and any variants thereof from any assets and properties of Company and its Affiliates and Company and its Affiliates shall, after the General Support Termination Date, have no right to use any logos, trademarks or trade names belonging to Provider or any of its Affiliates.

Section 4.19 Counterparts. A Party may deliver executed signature pages to this Agreement by facsimile or other electronic transmission to the other Party, which electronic copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

Section 4.20 Further Assurances and Cooperation. Each Party agrees to execute and deliver such other documents and to take such other actions as the other Party may reasonably request to fulfill the provision of Services under this Agreement.

Section 4.21 Specific Performance. It is understood and agreed by each of the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach and no bond shall be required to be posted in connection therewith.  This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any Party may have against any other Party for any failure to perform its obligations under this Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written:

GENON ENERGY, INC.

By:	/s/ Mark A. McFarland

Name:	Mark A. McFarland

Title:	Chief Executive Officer

NRG ENERGY, INC.

By:	/s/ Gaetan Frotte

Name:	Gaetan Frotte

Title:	Senior Vice President and Treasurer

Signature Page to Transition Services Agreement

EXHIBIT A

Form of Service Provider Letter

[NRG Letterhead]

Date:	[Date]

Subject:	Memorandum to GenOn Support Employees and Service Providers

From:	[Sr. Management of NRG]

To:	[Recipient]

We’re pleased to announce that we’ve reached an agreement with GenOn which describes how NRG will support GenOn’s transition to a stand-alone organization.  The agreement contemplates that we will continue to support GenOn, along with our contractors and vendors, with the existing complement of shared services, as well as certain support services related to the marketing and sale of GenOn assets, through June 30, 2018, or by extension, through September 30, 2018.  The Agreement also provides that we’ll support GenOn through March 31, 2019, with general separation services such as access to books and records, litigation support, consultation on legacy practices, and the like.

This agreement underscores our commitment to making sure that GenOn achieves a quick and successful transition to a stand-alone organization.  Today we thank each of you for the many years of excellent support that you have provided to the GenOn businesses and we ask that you continue with the same focus and excellence in the months to come.  If you have any questions, please reach out to [Name].  Thank you again for your great work and continued support of this important initiative.

Sincerely,

Exhibit A to Transition Services Agreement

EXHIBIT B

Form of Third Party TSA

See attached.

Exhibit B to Transition Services Agreement

TRANSITION SERVICES AGREEMENT

[between/among]

[GENON ENERGY, INC.],

NRG ENERGY, INC.

and

[BUYER NAME]

dated as of

[DATE]

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated as of [•] (this “Agreement”), is entered into between [GenOn Energy, Inc.], a [Delaware corporation] (“Seller”), NRG Energy, Inc., a Delaware corporation (“NRG”, and together with Seller, “Providers” and each a “Provider”), and [BUYER NAME], a [•] [•] (“Buyer”).

RECITALS

WHEREAS, Buyer and Seller have entered into that certain [Purchase Agreement], dated as of [•] (the “Purchase Agreement”), pursuant to which Seller has agreed to sell [and assign] to Buyer, and Buyer has agreed to purchase [and assume] from Seller, [all the outstanding capital stock of [•] (the “Company”) / substantially all the assets, and certain specified liabilities, of the [Business] (as such term is defined in the Purchase Agreement) / the [Assets] (as such term is defined in the Purchase Agreement)], all as more fully described therein;

WHEREAS, in order to ensure an orderly transition of the [business of the Company / Business / the Assets] to Buyer and as a condition to consummating the transactions contemplated by the Purchase Agreement, Buyer and Providers have agreed to enter into this Agreement, pursuant to which Providers will provide, or cause their Affiliates(1) to provide, Buyer with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Buyer and Providers hereby agree as follows:

ARTICLE I

Services

Section 1.01         Provision of Services.

(a)           Each Provider, severally and not jointly, agrees to provide, or to cause their Affiliates to provide, the services (the “Services”) set forth opposite such Provider’s name on Exhibit A attached hereto (as such exhibit may be amended or supplemented pursuant to the terms of this Agreement,  the “Service Exhibit”) to Buyer for the respective periods and on the other terms and conditions set forth in this Agreement and in the Service Exhibit.  Notwithstanding anything to the contrary, the Providers may, without the consent of the Buyer, switch the provision of any Service from one Provider to the other, and any Service so switched shall thereafter be deemed a Service to be provided only by the Provider to whom the Service was switched (but, for the avoidance of doubt, the Provider providing such Service prior to such switch shall remain responsible for obligations under this Agreement with respect to such Service to the extent relating to the period such Provider provided such Service prior to such switch).

(1)         Note to Draft: Purchase Agreement definition of “Affiliate” to provide that NRG and GenOn are not affiliates.

(b)           Notwithstanding the contents of the Service Exhibit, each Provider agrees to respond in good faith to any reasonable request by Buyer to such Provider for access to any additional services that are necessary for the operation of the [Company / Business / Assets](2) and which are not currently provided by such Provider as contemplated in the Service Exhibit, at a price to be agreed upon after good faith negotiations between such Provider and Buyer. Any such additional services so provided by the Providers shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement as if fully set forth on the Service Exhibit as of the date hereof.

(c)           The parties hereto acknowledge the transitional nature of the Services. Accordingly, Buyer agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services as promptly as practicable following the execution of this Agreement.

(d)           Subject to Section 2.03, Section 2.04 and Section 3.05, the obligations of each Provider under this Agreement to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (each, an “End Date”). Notwithstanding the foregoing, the parties acknowledge and agree that Buyer may determine from time to time that it does not require a given Service set out on the Service Exhibit or that it does not require such Service for the entire period up to the applicable End Date. Accordingly, Buyer may terminate any Service, in whole and not in part, upon at least 60 days’ prior written notification to the applicable Provider of such Service of any such determination.

Section 1.02         Standard of Service.

(a)           Each Provider represents, warrants and agrees that the Services provided by such Provider shall be provided in accordance with Prudent Industry Practices (as defined below). “Prudent Industry Practices” means those practices, methods, standards and acts (including those engaged in or approved by a significant portion of the independent power producers in the same or comparable region(s) in which the Services are being provided) that at a particular time in the exercise of good judgment and in light of the facts known at the time the decision was made, could reasonably have been expected to accomplish the desired result in a manner consistent with applicable law, applicable permits, equipment manufacturers’ recommendations, reliability, safety and expedition; provided, however, that “Prudent Industry Practices” are not necessarily defined as the optimal standard practice method or act to the exclusion of others, but rather refer to a range of actions at reasonable cost and otherwise reasonable under the circumstances.

(b)           Except as expressly set forth in Section 1.02(a) or in any contract entered into hereunder, neither Provider makes any representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, any warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Buyer acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by Providers as independent contractors.

Section 1.03         Third-Party Service Providers. It is understood and agreed that each Provider has been retaining, and may continue to retain, third-party service providers to provide some of the Services to Buyer. In addition, each Provider shall have the right to hire other third-party subcontractors to provide all or part of any

(2)         Note to Draft: Insert appropriate description or defined term from the applicable purchase agreement.

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Service hereunder; provided, however, that in the event such subcontracting is inconsistent with past practices or such subcontractor is not already engaged with respect to the Services as of the date hereof, the applicable Provider shall obtain the prior written consent of Buyer to hire such subcontractor, such consent not to be unreasonably withheld. The applicable Provider shall in all cases retain responsibility for the provision to Buyer of Services to be performed by any third-party service provider or subcontractor or by any of such Provider’s Affiliates.

Section 1.04         Access to Premises.

(a)           In order to enable the provision of the Services by Providers, Buyer agrees that it shall provide to each Provider’s and such Provider’s Affiliates’ respective employees and any third-party service providers or subcontractors who provide Services, at no cost to Seller, access to the facilities, assets and books and records of the [Company / Business / Assets], in all cases to the extent necessary for each Provider to fulfill its obligations under this Agreement. As required in connection with the performance of the Services, each Provider will reasonably cooperate with Buyer in (x) making such Provider’s books and records relating to [Company / Business / Assets] prior to the date of this Agreement available to Buyer and (y) making such Provider’s personnel and legal and accounting advisors available to Buyer during regular business hours.

(b)           Each Provider agrees that all of its and its Affiliates’ employees and any third-party service providers and subcontractors, when on the property of Buyer or when given access to any equipment, computer, software, network or files owned or controlled by Buyer, shall conform to the policies and procedures of Buyer concerning health, safety and security which are made known to such Provider in advance in writing.

(c)           For purposes of this Agreement, “Data” means all data, reports and other materials or intellectual property that are or were received, processed or stored for [Company] by the applicable Provider or created by such Provider, in each case, in or pursuant to its performance of the Services under this Agreement, but excluding data, intellectual property or materials that are created by Provider that do not relate to the [Company / Business / Assets]. As between the Parties, on and after the date of this Agreement, all Data will be the exclusive property of Company and neither Provider shall possess any interest, title, lien or right in connection therewith. To the extent any right, title or interest in or to any Data or (without limiting the foregoing) any copyright or trade secret rights therein vests in either Provider, by operation of law or otherwise, such Provider shall, and hereby does, irrevocably assign to Company any and all such right, title and interest it possesses in such Data or other copyright or trade secret rights therein to Company. Each Provider agrees that it shall safeguard the Data to the same extent it protects its own similar materials. Each Provider agrees that Data shall not be utilized by such Provider for any purpose other than in support of such Provider’s obligations hereunder. Each Provider agrees that neither the Data nor any part thereof shall be disclosed, sold, assigned, leased or otherwise disposed of to third parties by such Provider or commercially exploited by or on behalf of such Provider, its employees or agents. Each Provider agrees that in the event that such Provider either determines that it is required to disclose or provide information of Company that is subject to this Section 1.04(c), such Provider shall, unless prevented from doing so by Law, notify Company prior to disclosing (as is reasonable under the circumstances) and provide such information and shall cooperate at the expense of Company in seeking any reasonable protective arrangements requested by Company. Subject to the foregoing, such Provider may thereafter disclose or provide information to the extent required by such Law or by lawful process. Upon termination of any Service provided hereunder, the applicable Provider agrees that it shall either (a) transfer to Company all such Data or (b) provide Company reasonable access to retained Data for a period not to exceed 6 months following said termination whereupon such Data will be transferred to Company or otherwise made available to Company as Company may reasonably request in accordance with Section 1.04(d), below.

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(d)           Each Provider agrees that such Provider shall provide to Company all of Company’s Data and any other Confidential Information of Company in such Provider’s possession or control in a medium and format reasonably requested by Company, and upon request by Company destroy or deliver up all copies of Company’s Data and any other Confidential Information of Company in such Provider’s possession or control except to the extent required by Law or regulation to keep such information or as necessary for such Provider to comply with the terms of this Agreement or such Provider’s customary document retention policies; provided that such Provider maintains the confidentiality of any such Confidential Information in accordance with this Agreement.(3)

(e)           Each Provider shall use commercially reasonable efforts to respond promptly to all reasonable requests for information from Buyer related to the functionality or operation of the Services provided by such Provider.  Without limiting the generality of the foregoing, in connection with the provision of the Services, NRG hereby designates Brian Curci as its representative (the “NRG Representative”) to act as the primary contact Person with respect to the provision of the Services provided by NRG.  Seller hereby designates Daniel McDevitt as its representative (the “Seller Representative” and each of Seller Representative and NRG Representative, a “Provider Representative”) to act as the primary contact Person with respect to the provision of the Services provided by Seller.  Each Provider may change its Provider Representative by providing written notice to Buyer at least 3 Business Days prior to such change taking effect, and provided that any replacement Provider Representative be a managerial-level employee of such Provider of like skill and qualification that is acceptable to Buyer in its reasonable discretion. Contact information for each Provider Representative shall be set forth in a written notice from the applicable Provider to Company.

(f)            In connection with its obligations hereunder, Buyer hereby designates [                          ] as its representative (the “Buyer Representative”) to act as the primary contact Person with respect to Buyer’s obligations hereunder. Buyer may change the Buyer Representative by providing written notice to each Provider at least 3 Business Days prior to such change taking effect, and provided that any replacement Buyer Representative be a managerial-level employee of Buyer of like skill and qualification that is acceptable to both Providers in their reasonable discretion. Contact information for the initial Buyer Representative shall be set forth in a written notice from Buyer to both Providers.

ARTICLE II

Compensation

Section 2.01         Responsibility for Wages and Fees. With respect to each Provider, for such time as any employees of such Provider or any of its Affiliates are providing the Services to Buyer under this Agreement, (a) such employees will remain employees of such Provider or such Affiliate, as applicable, and shall not be deemed to be employees of Buyer for any purpose, and (b) such Provider or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

(3)  Note to Draft: Sections 1.04(c)-(d) may require modifications based on the structure of the applicable Purchase Agreement.

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Section 2.02         Terms of Payment and Related Matters.

(a)           As consideration for provision of the Services, Buyer shall pay [the applicable Provider] the amount specified for each Service on such Service’s respective Service Exhibit.  [In addition to such amount, in the event that either Provider or any of its Affiliates incurs reasonable and documented out-of-pocket expenses in the provision of any Service, including license fees and payments to third party service providers or subcontractors, but excluding payments made to employees of such Provider or any of its Affiliates pursuant to Section 2.01 (such included expenses, collectively, “Out-of-Pocket Costs”),(4) Buyer shall reimburse such Provider for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 2.02(b).]

(b)           Each Provider shall provide Buyer, in accordance with Section 6.01 of this Agreement, with monthly invoices (“Invoices”), which shall set forth in reasonable detail, amounts payable under this Agreement.

(c)           Payments pursuant to this Agreement shall be made within thirty (30) days after the date of receipt of an Invoice by Buyer from the applicable Provider.

Section 2.03         Extension of Services. The parties agree that no Provider shall be obligated to perform any given Service after the applicable End Date of such Service; provided, however, that if Buyer desires and the relevant Provider agrees to continue to perform any of the Services after the applicable End Date, such Provider and Buyer shall negotiate in good faith to determine an amount that compensates such Provider for all of its costs for such performance, including the time of its employees and its Out-of-Pocket Costs. The Services so performed by such Provider after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 2.04         Terminated Services. Upon termination or expiration of any given Service pursuant to this Agreement, or upon the termination of this Agreement in its entirety, the applicable Provider(s) shall not have any further obligation to provide such terminated Service(s) and Buyer will have no obligation to pay any future compensation or any other amount relating to such Service(s) (other than for or in respect of Service(s) already provided in accordance with the terms of this Agreement and received by Buyer prior to such termination).

Section 2.05         Invoice Disputes; Late Payments. In the event of an Invoice dispute, Buyer shall deliver a written statement to the applicable Provider no later than ten (10) days prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(c). The applicable Provider and Buyer shall seek to resolve all such disputes expeditiously and in good faith. The applicable Provider shall continue performing the applicable Services in accordance with this Agreement pending resolution of any dispute. Outstanding invoiced amounts, other than amounts disputed in good faith by Buyer pursuant to this Section 2.05, that are not paid in full in accordance with Section 2.02(b) shall bear interest from the date such payment was due under this Agreement until paid at the lesser of the rate of 1.25% or the highest amount permitted under applicable Law, calculated daily and compounded monthly.  Buyer shall also reimburse such Provider for all costs incurred in collecting any such late payments, including, without limitation, attorneys’ fees (but, for the avoidance of doubt, excluding any such costs and attorneys’ fees for disputed amounts finally determined not to be due and owing under this Agreement).

(4)         Note to Draft: Such Out-of-Pocket Costs shall be limited to the same categories of services as included in the Plant Level Pass-Through Expenses included in the NRG-GenOn TSA.

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Section 2.06         No Right of Setoff. Each of the parties hereto hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to another party, whether under this Agreement, the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by another party.

Section 2.07         Taxes. Buyer shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by Providers.

ARTICLE III
Termination

Section 3.01         Termination of Agreement. Subject to Section 3.04, and with respect to a Provider, this Agreement shall terminate in its entirety (a) on the date upon which such Provider shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(d) or Section 3.02 or (b) in accordance with Section 3.03.

Section 3.02         Breach. Subject to the last sentence of this Section 3.02, Buyer, on the one hand, or the applicable Provider, on the other hand (the “Non-Breaching Party”), may terminate this Agreement with respect to any Service provided by the applicable Provider, in whole but not in part, at any time upon thirty (30) days’ prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of [fifteen (15)] days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate such Service. For the avoidance of doubt, non-payment by Buyer for a Service provided by such Provider in accordance with this Agreement and not the subject of a good-faith dispute shall be deemed a breach for purposes of this Section 3.02. Any termination under this Section 3.02 shall apply only as between Buyer and the applicable Provider of the applicable service and shall not affect this Agreement as between Buyer and the other Provider.

Section 3.03         Insolvency. Subject to the last sentence of this Section 3.03, in the event that Buyer, on the one hand, or a Provider, on the other hand, shall, after the date of this Agreement, (a) file a petition in bankruptcy, (b) become or be declared insolvent, or become the subject of any proceedings (not dismissed within [sixty (60)] days) related to its liquidation, insolvency or the appointment of a receiver, (c) make an assignment on behalf of all or substantially all of its creditors, or (d) take any corporate action for its winding up or dissolution, then (i) with respect to such Provider, Buyer and (ii) with respect to Buyer, either Provider shall have the right to terminate this Agreement as between Buyer and such Provider by providing written notice in accordance with Section 6.01. Any termination under this Section 3.03 shall apply only as between Buyer and the applicable Provider and shall not affect this Agreement as between Buyer and the other Provider.

Section 3.04         Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of (a) Section 2.04 (Terminated Services), Section 2.05 (Invoice Disputes), Section 2.06 (No Right of Setoff), Section 2.07 (Taxes), Article IV (Confidentiality), and Article VI (Miscellaneous), which shall survive any termination or expiration of this Agreement in accordance with their terms and (b) Article V (Limitation of Liability; Indemnification), which

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shall survive any termination or expiration of this Agreement for two years following the End Date; provided that, for the avoidance of doubt, any claim made for breach of any of the foregoing Sections prior to the applicable survival date shall survive until such claim is finally resolved.

Section 3.05         Force Majeure. With respect to each Provider, such Provider’s obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure (as defined below); provided, however, that such Provider shall not be excused by Force Majeure (i) from any obligation to pay money or (ii) if such Provider fails to follow its disaster recovery and business continuity planning procedures. Such Provider that is prevented from performing its obligation(s) by reason of Force Majeure shall promptly notify Buyer of that fact and the extent and cause thereof and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, such Provider is not required to settle any strike, lockout or other labor dispute in which it may be involved; provided, however, that, in the event of a strike, lockout or other labor dispute affecting such Provider, such Provider shall use reasonable efforts to continue to perform all obligations hereunder by utilizing its management personnel and that of its Affiliates. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by such suspension. “Force Majeure” means any cause beyond the reasonable control of the applicable Provider, including the following causes (unless they are within such party’s reasonable control): (a) floods, earthquakes, landslides, storms, snowstorms and ice storms (including freezing of facilities or equipment), tornadoes, hurricanes, dust storms, lightning, fire, explosions, perils of sea, epidemics, pestilences and other acts of God, in each case solely to the extent such events are major disasters; (b) strikes, lockouts or other labor disputes; (c) labor or material shortages; (d) failure or breakdown of facilities or equipment from any other cause not specifically listed herein, provided that such failure or breakdown is not caused by the failure of the Provider hereto claiming Force Majeure to operate and maintain those facilities or equipment in accordance with this Agreement; (e) wars (regardless of whether declared), embargoes, blockades and others acts of the public enemy; (f) revolutions, civil wars, civil disturbances, civil disobedience, insurrections, riots, assassinations and ethnic and religious strife; (g) sabotage, terrorism and threats thereof; (h) political developments, elections and changes of government; and (i) acts of [Governmental or Regulatory Authorities],(5) including the following: adoption, issuance, amendment, interpretation or repeal of laws; failures to grant licenses, certificates, permits, orders, approvals, determinations and authorizations from [Governmental or Regulatory Authorities] having valid jurisdiction; restraints; expropriations, requisitions, confiscations, condemnations and other takings; export or import restrictions; closing of ports, airports, terminals, roadways, waterways, rail lines, telecommunications systems or other facilities or systems; impositions of martial law; and rationing or allocation schemes (whether imposed by [Governmental or Regulatory Authorities] or by business in cooperation with [Governmental or Regulatory Authorities]). Notwithstanding anything contained in the foregoing definition, a party’s lack of finances shall not constitute Force Majeure.

(5)  Note to Draft: Conform to Purchase Agreement.

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ARTICLE IV
Confidentiality

Section 4.01         Confidentiality.

(a)           During the term of this Agreement and thereafter, each Provider, on the one hand (as to itself and not as to the other Provider), and Buyer, on the other hand, and shall instruct its respective Affiliates and its and their respective officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, subcontractors providing Service(s), and other advisors, representatives or agents (collectively, “Representatives”) to, maintain in confidence and not disclose the other’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Such Provider, on the one hand, and Buyer, on the other hand, shall use the same degree of care, but no less than reasonable care, to protect the other’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between such Provider and Buyer, such Provider or Buyer, as applicable, receiving any Confidential Information of the other (the “Receiving Party”), may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Affiliates and its and their respective Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that (i) each Provider may disclose Confidential Information of Buyer to the other Provider and such other Provider’s Affiliates and Representatives, but each Provider shall only be liable for any breach of the confidentiality provisions of this Agreement with respect to its own Affiliates and Representatives and not those Affiliates and Representatives of the other Provider or any breaches of the other Provider, and (ii) any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by an [Order],(6) in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps, at the expense of the Disclosing Party, to assist in contesting such Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Order.

(b)           Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c)           Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

(6)  Note to Draft: Conform to Purchase Agreement.

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ARTICLE V
Limitation on Liability; Indemnification

Section 5.01         Limitation on Liability. In no event shall either Provider have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. Buyer acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services. Notwithstanding anything to the contrary in this Agreement, in no event shall a Provider have any liability under any provision of this Agreement related to or arising out of any action or inaction of the other Provider.

Section 5.02         Indemnification of Buyer. Subject to the limitations set forth in Section 5.01, each Provider (severally and not jointly with the other Provider) shall indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all [Losses](7) of the Buyer Indemnified Parties relating to, arising out of or resulting from the gross negligence or fraud of such Provider or its Affiliates, or its or their respective employees, contractors or subcontractors that provides a Service to Buyer pursuant to Section 1.03 in connection with the provision of, or failure to provide, any Services to Buyer.

Section 5.03         Indemnification of Providers  Subject to the limitations set forth in Section 5.01, Buyer shall indemnify, defend and hold harmless each Provider and its Affiliates and each of their respective Representatives (collectively, with respect to each Provider, the “Provider Indemnified Parties”) from and against any and all [Losses] of the Provider Indemnified Parties relating to, arising out of or resulting from the Services or the provision thereof, except to the extent arising out of or result from the gross negligence or fraud of such Provider or its Affiliates.

ARTICLE VI
Miscellaneous

Section 6.01         Notices. All Invoices, notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

(7)  Note to Draft: Conform to Purchase Agreement.

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(a)           if to Seller:

[GenOn Energy, Inc.]

[SELLER ADDRESS]

E-mail:  [E-MAIL ADDRESS]

Attention:  [TITLE OF OFFICER TO RECEIVE NOTICES]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Houston, Texas 77002

E-mail:  kim.hicks@kirkland.com

Attention:  Kimberly Hicks

(b)           if to NRG:

NRG Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

E-mail:  OGC@NRG.com

Attention:  David Hill

with a copy (which shall not constitute notice) to:

Baker Botts, L.L.P.

1299 Pennsylvania Ave., NW

E-mail:  elaine.walsh@bakerbotts.com

Attention:  Elaine Walsh

(c)           if to Buyer:

[BUYER NAME]

[BUYER ADDRESS]

E-mail:  [E-MAIL ADDRESS]

Attention:  [TITLE OF OFFICER TO RECEIVE NOTICES]

with a copy (which shall not constitute notice) to:

[BUYER LAW FIRM]

[BUYER LAW FIRM ADDRESS]

E-mail:  [E-MAIL ADDRESS]

Attention:  [ATTORNEY NAME]

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Section 6.02         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.03         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04         Entire Agreement. This Agreement, including the Service Exhibit, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.05         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Buyer may not assign its rights or obligations hereunder without the prior written consent of the applicable Provider with respect to rights and obligations related to such Provider, which consent shall not be unreasonably withheld or delayed, and neither Provider may assign its rights or obligations hereunder without the prior written consent of Buyer, which consent shall not be unreasonably withheld of delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.06         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.07         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto; provided, however, that Buyer and a Provider may amend, modify or supplement this Agreement solely between Buyer and such Provider by a writing signed by Buyer and such Provider (but, for the avoidance of doubt, such amendment, modification or supplement shall apply only to Buyer and such Provider and shall not apply to or affect this Agreement with respect to the other Provider). No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(a)           Governing Law; Submission to Jurisdiction.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State

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of New York, without regard to otherwise governing principles of conflicts of law that would result in the application of the law of any other jurisdiction.  In addition to any remedies at law, or expressly set forth herein, each party hereto acknowledges that the other parties shall be permitted, without the posting of a bond or other security, to pursue equitable remedies in respect of any breach of the terms of this Agreement, including, without limitation, the right to enforce such terms specifically notwithstanding the availability of adequate money damages.

(b)           In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of New York for any actions, suits or proceedings arising out of or relating to or concerning this Agreement.

(c)           EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6.08         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[BUYER]

By:

Name:

Title:

GENON ENERGY, INC.

By:

Name:

Title:

NRG ENERGY, INC.

By:

Name:

Title:

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EXHIBIT A

TO FORM OF THIRD PARTY TSA

Services		Service Term	Cost ($)	Provider
1.	Executive and Administrative	[TBD]	[$• per month]	[•]
(a)	Human Resources
(b)	Regulatory and Public Affairs
(c)	Executive

2.	Accounting	[TBD]	[$• per month]	[•]

3.	Tax	[TBD]	[$• per month]	[•]

4.	General IT Services	[TBD]	[$• per month]	[•]

5.	Treasury and Planning	[TBD]	[$• per month]	[•]
(a)	Budgets
(b)	Economic Modeling
(c)	Financing
(d)	Insurance
(e)	Communications and Investor Relations

6.	Operations and Asset Management	[TBD]	[$• per month]	[•]
(a)	Contracting and Contract Administration
(b)	Engineering, Construction and Operation
(c)	Permitting
(d)	Environmental and Safety

7.	Risk and Commercial Operations	[TBD]	[$• per month]	[•]

8.	Legal	[TBD]	[$• per month]	[•]

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Schedule A

Services

\Services		Service Term	Cost ($)
1.	Executive and Administrative	6/30/2018
(a)	Human Resources
(b)	Regulatory and Public Affairs
(c)	Executive

2.	Accounting	6/30/2018

3.	Tax	6/30/2018

4.	General IT Services	9/30/2018

5.	Treasury and Planning	6/30/2018
(a)	Budgets
(b)	Economic Modeling
(c)	Financing
(d)	Insurance
(e)	Communications and Investor Relations

6.	Operations and Asset Management	6/30/2018
(a)	Contracting and Contract Administration
(b)	Engineering, Construction and Operation
(c)	Permitting
(d)	Environmental and Safety

7.	Risk and Commercial Operations	6/30/2018

8.	Legal	6/30/2018

Schedule B
Provider Permits and Licenses Requiring Consent, Transfer or Procurement

System name	Supplier
ATI Aware - Automation Tech	INTERTEK USA INC
E NoTIFICATION	ENGINEERING CONSULTANTS GROUP INC
eDAS	Environmental Monitoring Solutions
INTEG (GADS Only)	INTEG
Intelex	INTELEX TECHNOLOGIES
NetDAHS	B&W
OSI PI	OSI PI
PRIMAVERA	ORACLE
Redtag Pro	Instamation Systems
Stackvision	Environmental Systems Corp
ADAPTONE	ADAPTONE LLC
Adobe products	Adobe through SHI reseller
Cartwright	Cartwright
CATSWEB - AssurX	Assurex
C-Cure	Tyco
Cisco Unity Messaging	Cisco
Concur	SAP
E*Trade	ETRADE
ENTERPRISE SECURITY FOR ENDPOINTS (TrendMicro)	SHI
eVault / Discovery Accelerator	eVault
Level 3 Network MPLS	Level 3
MHM/RBMWare	Emerson
MSDSOnline	MSDSOnline
ONESOURCE IT SW	THOMSON REUTERS
PEPSE/Pmax/PdP	Scientech
SQL COMPLIANCE MANAGER	SHI
Telecom Providers - Various	Various Telecom - AT&T, Frontier, Verizon, et al.
Microsoft	Microsoft
SAP	SAP
Oracle	Oracle

Schedule C
Company Permits and Licenses Requiring Consent, Transfer or Procurement

ABB Ventyx NMR2 - GMS Upgrade NM SCADA-GMS dated December 29, 2011

201102-1409

SAP Master Agreement, as amended

Schedule D
Plant Level Pass-Through Services

ID	Service	Processes	Metric and Monitoring Mechanism	Pass -through Costs
General Passthrough

GENERAL - 1	T&E	General T&E to Plants	General T&E to Plants	Pass -through Costs

GENERAL - 2	Telephone and Utilities	Telephone and Utilities with work order	Telephone and Utilities	Pass -through Costs

GENERAL - 3	O&M Expenses	O&M Expenses specific to plant with work order	O&M Expenses	Pass -through Costs

GENERAL - 4	Office Supplies and Expenses	Office Supplies and Expenses for a plant	Office Supplies and Expenses	Pass -through Costs

GENERAL - 5	Intercompany GenOn Costs

Intercompany: Commercial Settlement (ISO, Fuels, Emissions, Transport) Insurance, GenOn Benefits and Payroll, Pcard, Pension, IT Equipment at Plants, Financial Settlements and Choctaw MISO and Transmission

			Intercompany Settlements	Pass -through Costs

IT

IT-1	IT - Contracts	Contracts for vendor software/hardware/services used by GenOn plants or specific GenOn licenses	As needed	Pass -through Costs

Engineering and Construction

Completion of project per material project contracts
EC-1	GenOn Westland Capping Project	• Furnish and Install Agreement 4501655454 — APTIM Environmental & Infrastructure • CQA Services Agreement 4501506233 — AECOM	Continued metrics and monitoring as per agreements	Pass -through Costs

Completion of project per material project contracts:
EC-2	GenOn Westland WWTS Project	• Equipment Purchase Agreement 4501730662 — GWTT • Construction Services Agreement 4501755209 - GWTT	Continued metrics and monitoring as per agreements	Pass -through Costs

Completion of project per material project contracts:
EC-3	GenOn Brandywine WWTS Project	• Equipment Purchase Agreement 4501704655 — GE • Construction Services Agreement 4501748147 - DRA Taggert • Construction Services Agreement 4501777987 - JRM	Continued metrics and monitoring as per agreements	Pass -through Costs

Completion of project per material project contracts:
EC-4	GenOn Chalk Point U3 Cooling Tower Project

•          Engineer, Procure and Construct Agreement for The Chalk Point Cooling Tower Unit No. 3 Repair Between NRG Chalk Point LLC and International Chimney Corporation, Agreement No. 4501477376

•          Owner’s Engineer Service Agreement 4501444346 — Wiss, Janney, Eistner Associates (WJE)

			Continued metrics and monitoring as per agreements	Pass -through Costs

Completion of project per material project contracts:
EC-5	GenOn Faulkner Capping Project

•          Furnish and Install Agreement 4501688944 — APTIM Environmental & Infrastructure

•          CQA Services Agreement 4501471985 — Golder Associates

•          Construction Services Agreement 4501772319 - Bowling Brothers Excavating

•          Furnish and Install Agreement 4501684321 - DRA Taggert

			Continued metrics and monitoring as per agreements	Pass -through Costs

Completion of project per material project contracts:
EC-6	GenOn Brandywine Capping Project	• Furnish and Install Agreement 4501680469 — APTIM Environmental & Infrastructure • CQA Services Agreement 4501692014 — AECOM	Continued metrics and monitoring as per agreements	Pass -through Costs

Insurance

INS - 3	Insurance	Maintain insurance coverage		Pass -through Costs